Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CorePoint Lodging Inc. of our report dated February 28, 2018 related to the consolidated financial statements of La Quinta Holdings Inc. and its subsidiaries as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, appearing in Amendment No. 05 to the Registration Statement on Form 10 of CorePoint Lodging Inc. dated May 7, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 29, 2018